Exhibit 4.1

Creative Global Technology Holdings Ltd

Incorporated under the laws of the Cayman Islands

Number	Class A Ordinary Shares

Share capital is US$ 900,000 divided into 6,000,000,000 shares of a par value of US$ 0.00015 each, comprising

(i) 5,700,000,000 Class A Ordinary Shares of a par value of US$0.00015 each, and

(ii) 300,000,000 Class B Ordinary Shares of a par value of US$0. 00015 each.

THIS IS TO CERTIFY THAT

is the registered holder of                                                     Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                                day of                              by:

DIRECTOR